Exhibit 99.1
FROM:
Famous Dave’s of America, Inc.
12701 Whitewater Drive, Suite 200
Minnetonka, MN 55343

Contact:	Diana G. Purcel — Chief Financial Officer 952-294-1300
FOR IMMEDIATE RELEASE
Famous Dave’s Names Christopher O’Donnell as President and CEO
MINNEAPOLIS, September 11, 2008 — Famous Dave’s of America, Inc. (NASDAQ: DAVE) today announced that the company’s Board of Directors has appointed Christopher O’Donnell, Famous Dave’s chief operating officer, as its new president and chief executive officer, effective immediately. Wilson Craft, who was named CEO earlier this year has resigned.
“With more than 10 years of experience at Famous Dave’s, Christopher has developed strong, lasting relationships with our employees and franchisees,” said K. Jeffrey Dahlberg, chairman of the board at Famous Dave’s of America. “In our view, under Christopher’s leadership we won’t miss a beat in executing the initiatives put in motion over the past several months and positioning the company for growth in the coming years. With his many years of service to Famous Dave’s, his dedication to our company and knowledge of our business and industry, we are confident that he is the right leader for our future.”
“Wilson was extremely enthusiastic in joining our company to help build on Famous Dave’s strong brand and competitive niche within the casual dining industry,” said Dahlberg. We recognized his talent and commitment and as a result worked with him to reach an agreement that supported a commuting relationship for a time so his family would not be uprooted too quickly from Atlanta. He has since determined this is not in the best interests of his family. While we regret his departure, we support his decision and wish him all the best. We are fortunate to have a strong leader within the organization, to take the helm.”
Christopher O’Donnell, 48, joined Famous Dave’s of America in 1998 as vice president of Teaching and Learning, a position he held until 2002 when he was promoted to senior vice president of Operations. O’Donnell became executive vice president of Operations in 2006 and was named to his current role of chief operating officer in 2007.
Prior to joining Famous Dave’s, O’Donnell was vice president of Product Development for Pencom International, a producer of training products for restaurant and hotel operators. While at Pencom, O’Donnell co-authored two industry leading books, Slam Dunk Marketing and Quick Service that Sells. From 1984 to 1994, he was an operating partner in the sister company of Pencom, Premier Ventures, a high volume restaurant group in Denver Colorado.

“I appreciate the board’s confidence and the opportunity to lead Famous Dave’s as we continue to position our company for further growth while adapting to the immediate challenges of a difficult operating environment,” said O’Donnell. “This is a terrific brand with passion and commitment to providing a differentiated dining experience. I’m delighted to have the opportunity to serve our customers, associates, franchisees and shareholders as president and CEO.”
About Famous Dave’s
Famous Dave’s of America, Inc. develops, owns, operates and franchises barbeque restaurants. As of today, the company owns 48 locations and franchises 124 additional units in 36 states. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique desserts.
Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.